                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                                 Buffets, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                  BUFFETS, INC.
                          10260 VIKING DRIVE SUITE 100
                         EDEN PRAIRIE, MINNESOTA  55344

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                   TO BE HELD
                                   MAY 9, 1995

To the Shareholders of Buffets, Inc.

          The annual meeting of shareholders of Buffets, Inc., a Minnesota corporation, will be held in accordance with the By-laws of the Company on Tuesday, May 9, 1995, at 9:00 a.m. at the Company's Old Country Buffet restaurant, 7433 Currell Boulevard, Woodbury, Minnesota, for the following purposes:

          1.   Electing a board of five directors for the ensuing year;

          2.   Approving the proposed Buffets, Inc. 1995 Stock Option Plan;

          3. Approving Deloitte & Touche LLP as independent auditors for the Company for the current fiscal year; and

          4. Transacting such other business as may properly come before the meeting.

          Only shareholders of record at the close of business on March 14, 1995 will be entitled to notice of and to vote at the annual meeting.

          You are cordially invited to attend the meeting. However, whether or not you plan to be personally present at the meeting, please mark, date and sign the enclosed proxy and return it promptly in the enclosed envelope. If you later desire to revoke your proxy, you may do so at any time before it is exercised.



                              BY ORDER OF THE BOARD OF DIRECTORS

                              /s/ Diane M. Hasbargen

                              Diane M. Hasbargen, Secretary

Eden Prairie, Minnesota
March 28, 1995

                                 BUFFETS, INC.
                          10260 VIKING DRIVE SUITE 100
                         EDEN PRAIRIE, MINNESOTA  55344

                                 PROXY STATEMENT

          The approximate date on which this proxy statement and the accompanying form of proxy are being first sent to shareholders is March 28, 1995.


                     SOLICITATION AND REVOCABILITY OF PROXY

          The enclosed proxy is solicited on behalf of the Board of Directors of Buffets, Inc., a Minnesota corporation, for use at the annual meeting of shareholders to be held May 9, 1995. The Company will bear the cost of preparing and mailing the proxy, proxy statement and any other material furnished to shareholders by the Company in connection with the annual meeting. Proxies will be solicited by use of the mails, and officers and employees of the Company may also solicit proxies by telephone or personal contact. Officers and employees of the Company will receive no special remuneration for any such solicitation activities. The Company will inquire of any record holders known to be brokers, dealers, banks or their nominees whether other persons are the beneficial owners of shares held in their names and, if so, will take steps necessary to supply copies of solicitation materials to such beneficial owners. All valid proxies will be voted at the annual meeting in accordance with the instructions set forth in the proxies.

          A shareholder executing a proxy may revoke it at any time before its exercise by filing with the Secretary of the Company, before or at the meeting, a written instrument of revocation or a duly executed proxy bearing a later date.

          The Common Stock of the Company, par value $.01 per share, is the only authorized and outstanding voting security of the Company. Only those holders of the Company's Common Stock whose names appear of record on the Company's books at the close of business on March 14, 1995 will be entitled to notice of and to vote at the annual meeting. At the close of business on March 14, 1995, there were 30,993,571 shares of Common Stock outstanding, each entitled to one vote per share. Holders of Common Stock do not have cumulative voting rights.

          The Annual Report of the Company, including financial statements, for the year ended December 28, 1994 is being furnished to each shareholder with this proxy statement.

                    ITEM 1:  NUMBER AND ELECTION OF DIRECTORS

GENERAL

          The By-laws of the Company provide that at each annual meeting the shareholders shall determine the number of directors to constitute the Board of Directors and shall elect such directors. Each director elected serves until the next annual meeting of shareholders and until his or her successor is elected and qualified.

NOMINEES

          The Board of Directors recommends that the shareholders set the number of directors at five and that the nominees named below be elected as directors of the Company for the ensuing year. It is intended that the persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election as directors of the nominees named in the table below except as specifically directed otherwise. Each nominee has indicated a willingness to serve, but in case any nominee is not a candidate at the annual meeting, for reasons not now known to the Company, the proxies named in the enclosed form of proxy may vote for a substitute nominee in their discretion. Information regarding these nominees is set forth in the table below.

                                         PRINCIPAL OCCUPATION AND BUSINESS
NAME  (AGE)           DIRECTOR SINCE     EXPERIENCE FOR LAST FIVE YEARS
--------------------------------------------------------------------------------

Roe H. Hatlen (51)         1983          Founder of the Company;  Chairman  and
                                         CEO  of   the   Company   since  1983;
                                         President  of the Company from May 1989
                                         to September 1992; Director of Pet Food
                                         Warehouse, Inc. since November 1993(1)

Raymond A. Lipkin (52)     1984          Owner  of  Lipkin  Capital  Management,
                                         Inc.;  managing  general  partner  of a
                                         number of  investment partnerships from
                                         1979 through  1993; Director  of  CAMAX
                                         Manufacturing Technologies,  Inc. since
                                         April 1994, and  Chairman of the  Board
                                         of that company since June 1994(2)

Alan S. McDowell (56)      1984          Private  investor since  1983; Director
                                         of Chart  House Enterprises,  Inc.  and
                                         AGCO Corporation (3)

Keith H. Erickson (67)     1988          Private  investor since  1984; Co-owner
                                         and director of Best Brands,  Inc. from
                                         1971 to 1984(4)

David Michael Winton (66)  1990          Managing  Partner,  Winton Partners
                                         and  Parsnip  River  Company since
                                         early 1980s(5)
___________________________
(1) Pet Food Warehouse, Inc. is a publicly held operator of warehouse superstores selling pet food, supplies and services.
(2) CAMAX Manufacturing Technologies, Inc. is a manufacturer of CAD/CAM computer software.
(3) Chart House Enterprises, Inc. is a publicly held company that principally operates Chart House restaurants and Islands restaurants; AGCO Corporation is a publicly held farm equipment manufacturer and distributor.
(4)  Best Brands, Inc. is a wholesale food distributor and manufacturer.
(5)  Winton Partners and Parsnip River Company are investment partnerships.

VOTE REQUIRED

    The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company present in person or by proxy and entitled to vote at the annual meeting is required for the election of each nominee. For this purpose, a shareholder (including a broker) who does not give a proxy authority to vote, or withholds authority to vote with respect to the election of directors, shall not be considered present and entitled to vote on such election. If a shareholder does not otherwise direct, the shares represented by the proxy solicited hereby will be voted in favor of each of the above-named nominees.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE FOR THE ELECTION OF EACH NOMINEE NAMED ABOVE.



     CERTAIN INFORMATION REGARDING BOARD OF DIRECTORS OF THE COMPANY

     During fiscal 1994, the Board of Directors of the Company met or adopted resolutions by written action a total of six times. During this period each director attended 75% or more of the aggregate of the total number of Board meetings and total number of meetings held by all committees of the Board on which he served (including written actions). Board members who are not also officers or employees of the Company receive a fee of $1,000 for each regular meeting attended, $500 for each special meeting attended and a $2,000 quarterly fee. In addition, Board members are reimbursed for travel expenses incurred in connection with Board and committee meetings.

     The Board of Directors has established an Audit Committee consisting of Messrs. Lipkin, McDowell, Erickson and Winton. The principal functions of the Audit Committee are to (i) recommend to the Board of Directors the independent public accountants to act as the Company's independent auditors; (ii) discuss with representatives of management and the independent auditors the scope and procedures used in auditing the records of the Company; and (iii) review the financial statements of the Company. The Audit Committee met once during fiscal 1994 with all committee members present. Audit Committee members receive a fee of $500 for each special meeting attended.

     The Company also has a Compensation and Stock Option Committee (the "Compensation Committee") consisting of Messrs. Lipkin, McDowell, Erickson and Winton, the non-employee directors of the Company. The principal functions of the Compensation Committee are to review and recommend compensation for executive personnel and to administer the Company's stock option plans. The Compensation Committee met six times (including written actions) during fiscal 1994 with all members present. Compensation Committee members receive a fee of $500 for each special meeting attended.

                       COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

     The Compensation Committee establishes the general compensation policies of the Company and specific compensation for each executive officer of the Company, and administers the Company's stock option plans. The Compensation Committee attempts to structure the compensation packages of the executive officers of the Company to attract and retain persons of exceptional quality and to include effective incentives to motivate Company executives to continue the success and growth of the Company.

     The Company's executive compensation packages, the terms of which are established early each year, consist of three principal components: (1) base salaries, (2) cash bonuses and (3) stock options. The Compensation Committee's basic compensation philosophy is that a significant portion of each executive officer's compensation should be tied directly to the Company's fortunes, and it accordingly provides cash bonuses tied to net pre-tax profits that approach and frequently exceed each such officer's annual base compensation, and stock options with significant long-term appreciation potential.

BASE SALARIES AND CASH BONUSES

     In order to set the base salary and bonus formula for each executive officer, including the Chairman, the Compensation Committee reviews the financial performance of the Company over the most recently completed fiscal year (principally revenues, net income and return on equity), the responsibilities and performance of each individual officer and the compensation levels of personnel with similar responsibilities at other comparable companies within the restaurant industry. Apart from the factors described in the preceding sentence and the comparative measure of compensation further described below, members of the Compensation Committee also take into account various other factors considered by them to be relevant in evaluating the performance and appropriate compensation of each individual officer (principally the rate of operating management turnover, the number and cost of new restaurants opened during the preceding fiscal year, the performance of both those restaurants and older restaurants, the level of various categories of expenses and the general effectiveness of asset utilization). All factors are evaluated subjectively in the sense that the Compensation Committee does not attempt as part of its deliberations to rigorously weight, quantify or otherwise relate them to specific levels of compensation. The Compensation Committee believes that the inherent flexibility and administrative simplicity of this approach outweigh the benefits of a more elaborate quantitative approach.

     The Compensation Committee generally seeks to set cash compensation for the Company's executive officers at levels that are relatively moderate, but not uncompetitive, in comparison with other publicly held restaurant companies. To develop comparative data for other restaurant companies, the Chairman of the Company obtained the most recent publicly available proxy materials of 17 restaurant companies in early 1994 and presented to the Compensation Committee a comparative analysis of cash compensation and stock option grants during the preceding fiscal year to each of the five highest paid executive officers of each company within this group. This compensation peer group was chosen to provide a broadly representative cross-section of compensation practices in the restaurant industry without regard to whether the included companies were also included in the S&P Restaurant index, which is the peer group index included in the Performance Graph contained elsewhere herein. (The latter index was comprised of only five companies, all but one of which were in fact included among the companies in the 17-company compensation peer group. Extremely large or small companies and unprofitable companies were excluded from the compensation peer group.)

     In evaluating the cash compensation to be paid to the Company's executive officers relative to the 17-company compensation peer group described above, the Compensation Committee focused on the aggregate total cash compensation, including both base salaries and bonuses, as a percentage of net income. By this measure, the Company ranked substantially below average. For example, the aggregate cash compensation of the Company's Chairman as a percentage of the Company's net income was approximately 53 percent of the average figure for the highest paid executive officer of the 17-company group as a whole. Because base salaries for the Company's executive officers had not been increased in over three years, and in order to keep the Company's salary structure from becoming uncompetitive with other restaurant companies, specifically the 17 companies in the compensation peer group, the Compensation Committee early in 1994 determined to raise the base salaries of the Chairman by 36 percent for 1994, and the base salaries of all of its executive officers, including the Chairman, by an average of 16 percent.

     The Compensation Committee establishes the formulas for cash bonuses to be paid to each executive officer of the Company, including the Chairman, at the same time it determines base salaries. Each executive officer's cash bonus is computed as a percentage of the Company's net pre-tax profits. The Compensation Committee selects a percentage for each executive officer intended to result in bonus compensation which, if the Company meets profit objectives, will constitute a substantial portion of such officer's total cash compensation for the year. These percentages historically have not been adjusted frequently, and they were not changed for 1994 (except in the case of promotion). Rather, as the Company has become larger and more profitable, the size of each executive officer's bonus has increased.

     The Compensation Committee selects higher percentages for more senior executive officers, in part to reflect higher base salaries, but also to ensure that a greater portion of such officers' total cash compensation is exposed to the risk of Company performance. Accordingly, in 1994, the cash bonus paid to the Chairman represented approximately 58% of his total 1994 cash compensation, and the aggregate bonuses paid to all of the executive officers of the Company as a group, including the Chairman, represented approximately 53% of the group's total 1994 cash compensation.


STOCK OPTION PROGRAM

     The Compensation Committee believes that compensation through the Company's stock option program, which provides the opportunity for stock ownership (and significant long-term appreciation in value), should represent the most significant component of executive officer compensation. The Compensation Committee believes that the historical strength of the growth in value of the Company's stock has helped to distinguish the Company's compensation package from those offered by other restaurant chains and has contributed significantly to the success of its efforts to attract, retain and motivate management employees at all levels. In addition, the Compensation Committee believes that the use of such a stock option program is the most effective means to align the long-term interests of its executive officers with those of the Company's shareholders.

     The Company's stock option plans authorize the Compensation Committee to award key employees, including the Chairman and the other executive officers, options to purchase Common Stock of the Company. The option plans provide the Compensation Committee with broad discretion to determine the recipients of such awards and the terms of the options awarded. The Compensation Committee has exercised such discretion in implementing a program of annual stock option grants to Company employees. The annual grant program, which has been in place for the past three years, consists of annual grants of specified numbers of options to employees in specified job positions, ranging from 500 for restaurant level and certain administrative employees to 15,000 for the Chairman, 10,000 for each Executive Vice President, and 5,000 for each Vice President of the Company. The Compensation Committee has established the number of options to be granted to each executive employee after considering the same factors considered in setting base salary and bonuses, as well as additional factors such as the number of options available under the Company's stock option plans and the historical performance of the Company's stock. The number established for various levels of executive employees generally increases with their authority and responsibility for Company affairs. Grants are made at the time a person first qualifies for options under the program (for example, when promoted to a new position) and then again annually in each succeeding year. Employees may receive two option grants in any fiscal year in which they have been promoted. The annual grant program is subject to change from time to time by the Compensation Committee.

     In addition to the annual grant program, the Compensation Committee has made in the past, and may make in the future, further stock option grants to employees, including executive officers. Except in cases of promotions, no grants other than pursuant to the Compensation Committee's annual grant program were made to executive officers of the Company in fiscal 1994. Additional information about stock option awards made to the executive officers of the Company is set forth in the tables below.

   In reviewing the extent to which its compensation objectives were attained in fiscal 1994, the Compensation Committee identified certain disappointing trends in the Company's operations. In response to these trends, as well as to the unexpected death of a member of the Company's management team, the Board of Directors of the Company implemented structural changes to and a reduction in the overall number of the Company's executive officers in late 1994 and early 1995. The trends also impacted compensation paid to the Company's executive officers, primarily in the value of stock based compensation granted in 1994 and in prior years. The Compensation Committee believes that its approach to compensation, as represented by the different components of each executive's compensation package, and the resulting levels of compensation paid to the Company's executive officers continues to be appropriate.

OTHER ANNUAL COMPENSATION

   The Company also provides certain executive officers (including the Chairman) with automobile allowances and pays certain travel expenses. In addition, the Company occasionally defrays moving expenses of executive officers (as well as other management employees) when such a move is made at the Company's request. The Compensation Committee considers such payments, which are administered by the Company, to be incidental to the primary compensation objectives described above, and the amounts of such payments are for the most part unrelated to Company performance. Such payments to the Chairman amounted to an aggregate of $4,335 in fiscal 1994.

POLICY AS TO NONDEDUCTIBLE COMPENSATION

   Other than the recommendation of the Board of Directors of the Company regarding the proposed 1995 Stock Option Plan limiting the maximum number of shares that may be awarded to any employee under the Plan in any calendar year to 100,000 shares, which amendment is intended to preserve the Company's tax deduction for awards granted under the Plan (see "Approval of 1995 Stock Option Plan"), the Compensation Committee currently does not have a policy with respect to Internal Revenue Code section 162(m), which was enacted in 1993 and limits the deductibility of compensation over $1,000,000 paid by a company to its executive officers, because it is unlikely that such limits will apply to compensation paid by the Company to the Chairman (who is the Company's Chief Executive Officer) or any other of the Company's executive officers for the current year.


                                   Raymond A. Lipkin
                                   Alan S. McDowell
                                   Keith H. Erickson
                                   David Michael Winton

SUMMARY COMPENSATION TABLE

   The following Summary Compensation Table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer and each of the other four highest paid executive officers of the Company at the end of fiscal 1994, and by two additional former executive officers who served during a portion of fiscal 1994:


                                               SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------------------------------------------
                                                                                    LONG TERM
                                                     ANNUAL                        COMPENSATION
                                                  COMPENSATION                        AWARDS
                                        -------------------------------------    -----------------
NAME AND PRINCIPAL                                               OTHER ANNUAL    SHARES UNDERLYING      ALL OTHER
POSITION[S]                     YEAR       SALARY      BONUS     COMPENSATION       OPTIONS(#)(1)    COMPENSATION($)
-----------------------         ----       ------      -----     ------------    ------------------  ---------------
Roe H. Hatlen, Chairman         1994      $140,615   $194,585        (2)              15,000               0
 of the Board and Chief         1993       110,000    172,658        (2)              75,000               0
 Executive Officer              1992       110,000    128,009        (2)              30,000               0

Rick H. White, Executive        1994        73,846     77,833        (2)              10,000               0
 Vice President of              1993        65,000     69,063        (2)              33,000               0
 Operations(3)                  1992        55,651     49,093        (2)              10,000               0

Clark C. Grant, Executive       1994        63,827     77,833        (2)               5,000               0
 Vice President of              1993        60,000     66,060        (2)              25,000               0
 Finance and                    1992        60,000     51,203        (2)              10,000               0
 Administration(4)

Jean C. Rostollan,              1994        58,827     68,104        (2)               5,000               0
 Executive Vice President       1993        51,300     57,803        (2)              25,000               0
 of Purchasing(5)               1992        45,000     44,119        (2)              10,000               0

Craig V. Abraham, Vice          1994        64,800     77,833        (2)               5,000               0
 President of Construction      1993        64,800     66,060        (2)              25,000               0
                                1992        64,800     51,203        (2)              10,000               0

Joseph A. Conti, Sr.,           1994       120,038    155,668        (2)              12,500           $11,667(8)
 former President and           1993       105,000    138,126        (2)              62,500               0
 Chief Operating                1992        90,667    102,407     $43,479(7)          50,000               0
 Officer(6)

Nicholas P. Moran, Jr.,         1994        73,846     77,833        (2)              10,000               0
 former Vice President of       1993        65,000     69,063        (2)              25,000               0
 Operations(9)                  1992        55,352     55,723        (2)              18,000               0

_________________________________

(1)  Adjusted to reflect a two-for-one stock split effected in May 1993.

(2) Disclosure not called for by applicable Securities and Exchange Commission rules because the aggregate amount of other annual compensation,including perquisites and other personal benefits, does not exceed the lesser of $50,000 or 10% of the officer's total salary and bonus.

(3) Position held since December 1994. From September 1992 to December 1994 Mr. White served as a Vice President of Operations. From June 1990 to September 1992 Mr. White served as a Regional Director of Operations. Amounts shown indicate compensation paid for service to the Company in all capacities.

                                       -8-



(4) Position held since December 1994. From January 1991 to December 1994 Mr. Grant served as Vice President of Finance. Amounts shown indicate compensation paid for service to the Company in all capacities.

(5) Position held since December 1994. From September 1992 to December 1994 Ms. Rostollan served as Vice President of Purchasing and Distribution. From January 1991 to September 1992 Ms. Rostollan served as Vice President of Purchasing and Marketing. Amounts shown indicate compensation paid for service to the Company in all capacities.

(6) Position held from September 1992 to December 1994. From July 1991 to September 1992 Mr. Conti served as Executive Vice President of Operations. Amounts shown indicate compensation paid for service to the Company in all capacities.

(7) Includes $41,813 paid to Mr. Conti in fiscal year 1992 as reimbursement for moving and other relocation-related expenses.

(8) Payment made in connection with cessation of Mr. Conti's employment pursuant to a separation agreement between Mr. Conti and the Company. Under this agreement, the Company has agreed to make payments to Mr. Conti aggregating $140,000, to continue Mr. Conti's health and life insurance benefits for a period of six months following the termination of Mr. Conti's employment, and to indemnify Mr. Conti and advance expenses to Mr. Conti in a manner consistent with the Company's Articles of Incorporation and By-laws. In exchange, Mr. Conti has agreed to release the Company from claims against the Company arising from Mr. Conti's employment (or the termination thereof) and to observe restrictions on competition with the Company, solicitation of the Company's employees and the use or disclosure of the Company's confidential information.

(9) Position held from September 1992 until the position of Vice President of Operations was eliminated in December 1994. From December 1994 to March 1995, Mr. Moran served in an untitled capacity reporting directly to the Company's Chairman. From June 1991 to September 1992 Mr. Moran served as Regional Director of Operations. Amounts shown indicate compensation paid for service to the Company in all capacities.

                                       -9-

OPTIONS GRANTED IN FISCAL 1994

     The following table sets forth, as to each executive officer or former executive officer named in the Summary Compensation Table, certain information with respect to stock options granted during the fiscal year ended December 28, 1994.


                                         OPTION  GRANTS  IN   LAST  FISCAL YEAR
----------------------------------------------------------------------------------------------------------------------------

                                   INDIVIDUAL GRANTS                                              POTENTIAL REALIZABLE
------------------------------------------------------------------------------------------          VALUE AT ASSUMED
                                                                                                    ANNUAL RATES OF
                                NUMBER OF       PERCENT OF                                            STOCK PRICE
                                 SHARES       TOTAL OPTIONS                                         APPRECIATION FOR
                               UNDERLYING       GRANTED TO         EXERCISE                          OPTION TERM(1)
                                OPTIONS        EMPLOYEES IN         PRICE     EXPIRATION     ----------------------------
     NAME                       GRANTED         FISCAL YEAR        ($/SH)        DATE           5% ($)              10% ($)
------------------------       ----------     --------------      ---------   -----------      --------            --------
Roe H. Hatlen                    15,000            2.12%          $24.625       3/11/04        $226,190            $578,962

Rick H. White                     5,000              .71           24.250       1/24/04          76,253             193,241
                                  5,000              .71           24.625       3/11/04          75,397             192,987

Clark C. Grant                    5,000              .71           24.625       3/11/04          75,397             192,987

Jean C. Rostollan                 5,000              .71           24.625       3/11/04          75,397             192,987

Craig V. Abraham                  5,000              .71           24.625       3/11/04          75,397             192,987

Joseph A. Conti, Sr.(2)          12,500             1.77           24.625      12/02/94         188,491             482,468

Nicholas P. Moran, Jr.(3)         5,000              .71           24.250        6/2/95          76,253             193,241
                                  5,000              .71           24.625        6/2/95          75,397             192,987

______________________________

(1) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

(2) Due to the cessation of Mr. Conti's employment with the Company, all of the options granted in fiscal 1994 expired without becoming exercisable.

(3) Due to the cessation of Mr. Moran's employment with the Company, not more than 20% of the options granted in fiscal 1994 are scheduled to become exercisable prior to expiration.

     These options were granted under the Company's 1988 Stock Option Plan as discussed in "Compensation Committee Report on Executive Compensation--Stock Option Program" set forth above. Such options have ten year terms, have exercise prices per share equal to fair market value, as determined under the Plan, of a share of Common Stock on the date of grant, and are exercisable in 20% increments on the five anniversary dates after the date of grant. Such options are exercisable only while the named executive is an employee of the Company or, if such officer has been continuously employed by the Company (or a parent or subsidiary thereof) for at least twelve full calendar months following the grant of the option, during a limited period after cessation of such officer's employment (and then only to the extent such options were exercisable immediately prior to such cessation), the duration of which period ranges from 3 months to one year depending on the timing of and reason for such cessation. Such options expire when they cease to become exercisable. Such options are automatically accelerated (and become exercisable in full) in the event of a friendly or hostile "change in control" of the Company. A "change in control" will result if certain changes in the Board of Directors, certain concentrations of voting power or certain mergers, sales of corporate assets or similar transactions occur. The grants to each named executive are conditioned upon such officer agreeing not to compete with the Company during such officer's employment and for a period of two years thereafter.


ADDITIONAL INFORMATION ABOUT OPTIONS

     The following table sets forth, as to each executive officer or former executive officer named in the Summary Compensation Table, certain information with respect to stock options exercised during the last fiscal year and unexercised options held as of the end of the fiscal year.



                                           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                  AND FISCAL YEAR-END OPTION VALUES


                                                                     NUMBER OF SHARES
                                                                  UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                                                    OPTIONS AT FISCAL               IN-THE-MONEY OPTIONS AT
                                 SHARES                                YEAR-END (#)                   FISCAL YEAR-END (1)
                                ACQUIRED       VALUE          -----------------------------     -----------------------------
                                  ON          REALIZED (2)
       NAME                   EXERCISE (#)        ($)         EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
------------------------      ------------    ------------    -----------     -------------     -----------     -------------
Roe H. Hatlen                         0                0        267,000           228,000         $296,250          $74,063

Rick H. White                    15,000         $270,355         19,900            52,600           15,228           10,138

Clark C. Grant                    9,000          177,000         18,000            44,500           24,188           38,719

Jean C. Rostollan                     0                0         35,028            43,000           80,747           35,500

Craig V. Abraham                 35,784          299,472         14,142            57,574                0           35,500

Joseph A. Conti, Sr.             21,000          342,490         94,000                (3)          30,950               (3)

Nicholas P. Moran, Jr.                0                0         30,200            52,800           23,250           15,500

____________________________

(1)  Market value of underlying securities at year-end minus the exercise price.

(2) Market value of underlying securities on date of exercise minus the exercise price.

(3) All options which were not exercisable as of December 2, 1994, the date Mr. Conti's employment with the Company ceased, expired without becoming exercisable.

                                      -11-

                                PERFORMANCE GRAPH

     The graph below compares the cumulative total shareholder return, assuming the reinvestment of all dividends, on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the Standard & Poor's 500 Stock Index and the Standard & Poor's Restaurant Index for the same periods.



                                     [GRAPH]





                                   Fiscal Year

                     1989        1990        1991        1992        1993        1994
S&P 500 INDEX      $100.00     $ 96.90     $126.42     $136.05      $149.76    $151.74
BUFFETS, INC.       100.00      111.36      290.91      298.85       468.18     179.55
RESTAURANTS         100.00       87.11      117.48      150.50       175.69     175.15

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

SUMMARY OF OWNERSHIP

     The following table shows ownership of the Common Stock of the Company as of March 14, 1995 (unless otherwise indicated), by each person who, to the knowledge of the Company, owned beneficially more than five percent of such stock, by each director, by each executive officer or former executive officer named in the Summary Compensation Table and by all directors and officers as a group. Shares are held directly with sole investment and voting power unless otherwise indicated.


NAME AND ADDRESS OF INDIVIDUAL                                      APPROXIMATE
OR IDENTITY OF GROUP                 NUMBER OF SHARES                 PERCENT
------------------------------       ----------------               -----------
Roe H. Hatlen                          1,741,166 (1)                    5.6%
 10260 Viking Drive #100
 Eden Prairie, MN  55344

Rick H. White                             30,610 (2)                      *

Clark C. Grant                            55,466 (3)                      *

Jean C. Rostollan                         61,338 (4)                      *

Craig V. Abraham                          27,676 (5)                      *

Joseph A. Conti, Sr.                          10 (6)                      *

Nicholas P. Moran, Jr.                    41,210 (7)                      *

Raymond A. Lipkin                         20,300 (8)                      *

Alan S. McDowell                         272,680 (9)                      *

Keith H. Erickson                        457,302                          1.5

David Michael Winton                   1,403,025 (10)                     4.5
  4422 IDS Center
  80 South 8th Street
  Minneapolis, MN  55402

Putnam Investments, Inc.               1,848,820 (11)                     6.0
  One Post Office Square
  Boston, MA  02109

General American                       2,712,843 (12)                     8.8
  Investors Company, Inc.
  450 Lexington Avenue
  New York, NY 10017

Massachusetts Financial               2,112,300  (13)                     6.8
  Services Company
  500 Boylston Street
  Boston, MA 02116

All directors, executive              4,151,431  (1)(2)(3)(4)(5)         13.2
  officers and former                            (6)(7)(8)(9)(10)(14)
  executive officers as a
  group (13 persons)

________________________________


*  Less than one percent.

                          (Footnotes on following page)


                                      -13-




(1) Includes 132,026 shares owned of record by members of Mr. Hatlen's family sharing his household and 182,244 shares owned of record by Mr. Hatlen's wife as trustee for their children, as to all of which Mr. Hatlen disclaims beneficial ownership, and 81,000 shares owned of record by the Hatlen Foundation (of which Mr. Hatlen is an officer) and 285,000 shares subject to stock options exercisable within 60 days.

(2) Includes 10 shares owned by Mr. White's wife, as to which Mr. White disclaims beneficial ownership, and 25,950 shares subject to stock options exercisable within 60 days.

(3) Includes 10 shares owned by Mr. Grant's wife, as to which Mr. Grant disclaims beneficial ownership, 5,850 shares owned of record by Mr. Grant as custodian for his children and 35,000 shares subject to stock options exercisable within 60 days.

(4) Includes 10 shares owned by Ms. Rostollan's husband and 50,528 shares subject to stock options exercisable within 60 days.

(5) Includes 10 shares owned by Mr. Abraham's wife, as to which Mr. Abraham disclaims beneficial ownership, and 27,642 shares subject to stock options exercisable within 60 days.

(6) Comprised of 10 shares owned by Mr. Conti's wife, as to which Mr. Conti disclaims beneficial ownership.

(7) Comprised of 10 shares owned by Mr. Moran's wife, as to which Mr. Moran disclaims beneficial ownership, and 41,200 shares subject to options exercisable within 60 days.

(8) Includes 300 shares owned of record by Mr. Lipkin as custodian for his daughter.

(9) Includes 19,680 shares owned of record by Mr. McDowell's daughter and son and 17,000 shares owned of record by the McDowell Foundation (of which Mr. McDowell is an officer), as to all of which Mr. McDowell disclaims beneficial ownership.

(10) Includes 1,351,874 shares over which Mr. Winton shares both voting and investment discretion as a general partner of Parsnip River Company, and 50,467 shares over which Mr. Winton shares voting and investment power over as trustee of certain trusts for the benefit of his children.

(11) Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc. (together with their parent corporations, Putnam Investments, Inc. and Marsh & McLennan Companies, Inc.) are considered beneficial owners in the aggregate of 1,848,820 shares of the Company's outstanding Common Stock, with shared power to vote 306,425 of the shares and shared power to dispose of all of the shares. The shares were acquired for investment purposes by such investment managers for certain of their advisory clients. The information relating to the share ownership of Putnam Companies, Inc. has been derived from the Schedule 13G dated March 8, 1995 filed by Putnam Investments, Inc., on behalf of itself and Marsh & McLennan Companies, Inc., The Putnam Management Company, Inc. and The Putnam Advisory Company, Inc., with the Securities and Exchange Commission.

(12) General American Investors Company, Inc., has sole power to vote 1,625,180 of such shares, shared power to vote 959,872 of such shares, sole power to dispose of 1,752,971 of such shares and shared power to dispose of 959,872 of such shares. The information relating to the share ownership of General American Investors Company, Inc. has been derived from the Schedule 13G dated February 10, 1995 filed by General American Investors Company, Inc. with the Securities and Exchange Commission.

(13) Massachusetts Financial Services Company has sole power to vote 2,015,600 of such shares and sole power to dispose of 2,112,300 of such shares. The information relating to the share ownership of General American InvestorsCompany, Inc. has been derived from Schedule 13G dated February 6, 1995 filed by Massachusetts Financial Services Company with the Securities and Exchange Commission.

(14) Includes an aggregate of 504,868 shares subject to options held by all executive officers, which options are currently exercisable or exercisable within 60 days.

BENEFICIAL OWNERSHIP REPORTING

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file periodic reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of the copies of such reports received by it and of written representations from certain reporting persons regarding filings required to be made by such persons, the Company believes that all persons required under Section 16(a) to file beneficial ownership reports with respect to the Company's Common Stock during the fiscal year ended December 28, 1994 or prior years complied with all such reporting requirements except as follows: David Michael Winton, a director of the Company, reported a transaction occurring in November 1994 in a report covering the month of December 1994, and Raymond A. Lipkin, also a director of the Company, reported on his Form 5 for the fiscal year ended December 28, 1994 two changes, one occurring in 1991 and the other in 1992, in the nature of beneficial ownership of shares indirectly owned by him.

                   ITEM 2: APPROVAL OF 1995 STOCK OPTION PLAN

          The Board of Directors intends to adopt the Buffets, Inc. 1995 Stock Option Plan (the "1995 Plan") in April 1995, subject to approval by the shareholders of the Company at the 1995 Annual Meeting. If the Plan is approved by the shareholders, the Plan will be effective as of the date of its adoption by the Board. The 1995 Plan is intended to assist the Company in attracting and retaining key employees of outstanding ability, and encourage their maximum commitment to the continued success and growth of the Company by giving them the opportunity to share in ownership of the Company on favorable terms. In order to achieve these purposes more uniformly and systematically, the Company's Compensation Committee in 1990 began to make regular annual grants to restaurant general managers and associate managers. The annual grant program was expanded in 1991 and 1993 to cover essentially all key restaurant and administrative management employees--including executive officers--of the Company (currently approximately 450 persons). The current annual grant program of the Company is described above, under "Compensation of Executive Officers--Compensation Committee Report on Executive Compensation--Stock Option Program."

          As of February 21, 1995, options for only 70,608 shares remained available for new grants under the Company's existing 1985 and 1988 Stock Option Plans. Therefore, the Board of Directors intends to adopt the 1995 Plan in order to permit the Compensation Committee to continue to utilize stock
options as a  major element of management compensation.   For further
information about options recently granted under the Company's 1985 and 1988 Stock Option Plans, and options to be granted under the 1995 Plan, see "New Plan Benefits" below.

          In their review of the 1995 Plan, the Board of Directors and the Compensation Committee considered the dilutive effect that adoption of the 1995 Plan and continuation of an annual grant program would have on the existing shareholders of the Company, and concluded that the benefits of continuing such an option program would greatly outweigh the drawbacks of dilution. The Compensation Committee and the Board intend to continue to monitor the program to assess its effectiveness over time. Options granted under the program to many employees may further assist in their retention by the inclusion in their option agreements of a provision limiting such employees' ability to accept employment with competitors.

SUMMARY OF THE 1995 PLAN

          The 1995 Plan in the form proposed to be adopted by the Board of Directors is attached as Exhibit A, to which reference is made for a complete statement of its provisions. The following summary of certain of its provisions is not intended as an exhaustive discussion of the 1995 Plan and is qualified in its entirety by reference to the 1995 Plan.

          The 1995 Plan provides that both non-statutory stock options ("NSSOs") and options that qualify as incentive stock options ("ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to purchase shares of the Company's Common Stock may be granted to key employees of the Company or any subsidiary of the Company. For further information regarding the tax treatment of
                                      -15-

ISOs and NSSOs, see "Tax Effects" below. Limited stock appreciation rights ("Limited Rights") also may be granted to holders of stock options under the 1995 Plan.

          Unlike the Company's current plans, which contain no limit on the number of shares for which participants may receive options, the 1995 Plan limits to 100,000 the number of shares for which any single participant may be granted options in any calendar year. This limitation is designed to conform the 1995 Plan to certain requirements of the Omnibus Budget Reconciliation Act of 1993 ("OBRA"), which amended the Code to limit the allowable deduction for compensation paid to or accrued with respect to the Chief Executive Officer, and each of the four other most highly compensated employees, of a publicly held corporation to no more than $1 million per employee per year. Stock options granted pursuant to a stock option plan are exempt from the deduction limitation, provided that certain requirements are met, including the requirement that the stock option plan specifies the maximum number of shares subject to options that can be awarded to any single employee during a specified period. The Company does not expect that this share limitation will affect the number of options it will grant, as shares subject to options granted in any single calendar year under the Company's plans have historically been significantly below 100,000.

          The 1995 Plan is administered by a committee of three persons appointed by the Board of Directors from among the members of the Board who are "disinterested persons" as that term is defined in Rule 16b-3(c) promulgated under the Securities Exchange Act of 1934. The Company currently expects that the Compensation Committee will be the committee that administers the 1995 Plan, all of whose members are both "disinterested directors" for purposes of Rule 16b-3(c) and "outside directors" for purposes of OBRA. The Compensation Committee decides, among other things, to which employees options should be granted, how many options each employee receives, and whether an employee will be granted ISOs or NSSOs, or a combination of both. In general, the Compensation Committee makes such determinations based on such employee's job responsibilities and on the recommendations of the executive officers of the Company concerning individual employees' contributions (both historical and potential) to the success of the Company.

          The 1995 Plan provides that an aggregate of 1,000,000 shares of Common Stock of the Company may be made subject to options. If an option lapses or terminates for any reason before having been completely exercised, however, the shares covered by the unexercised portion of the option may again be made subject to options and Limited Rights under the 1995 Plan.

          The Compensation Committee determines the exercise price for each option, subject to certain minimum prices. The minimum exercise price for each share covered by a NSSO is 85%, and for each share covered by an ISO is 100% (or 110% if the optionee owns more than 10% of the voting stock of the Company on the date of grant), of the "Fair Market Value" (as defined in the 1995 Plan) of the Common Stock on the date of grant. Fair Market Value is currently determined by reference to the closing price of a share of Common Stock as reported on The Nasdaq Stock Market on the date immediately preceding the date of grant. As of March 16, 1995 such closing price of the Company's Common Stock was $9.6875 per share.

          The Compensation Committee may, in its sole discretion, make appropriate adjustments ("Antidilutive Adjustments") in the number of shares subject to options and in the option price per share to give effect to changes made in the number of outstanding shares of Common Stock of the Company through a merger, consolidation, recapitalization, reclassification, combination, stock dividend, stock split or other relevant change.

          The 1995 Plan does not specify a schedule as to when options will become exercisable; however, there are two limitations on the exercisability schedule. First, the Code requires that the aggregate fair market value of ISOs that may become exercisable by any individual employee in any given year may not exceed $100,000. Second, subject to the acceleration provisions of the 1995 Plan, the 1995 Plan requires that no option become exercisable, in whole or in part, less than twelve months after the grant of such option.

Options have been, and are expected to continue to be, granted so as to become exercisable in 20% increments on the five anniversary dates after the date of grant.

          Paragraph 11 of the 1995 Plan provides for the automatic acceleration of the exercisability of an option in the event of either a friendly or hostile "Change in Control." A "Change in Control" will result if certain changes in the Board of Directors, certain concentrations of voting power or certain mergers, sales of corporate assets or similar transactions occur.

          Paragraph 12 of the 1995 Plan enables the Board of Directors, in its discretion, to accelerate the exercisability of the options if certain specified "Events" are anticipated to occur. The specified "Events" which may result in acceleration include any proposed dissolution or liquidation of the Company, sale of substantially all of the assets of the Company, merger or consolidation of the Company with or into any other corporation, regardless of whether the Company is the surviving corporation, or any statutory share exchange involving capital stock of the Company. If an Event is anticipated to be imminent, the Compensation Committee may (i) arrange to substitute options to acquire such numbers of shares of the voting common stock of the surviving corporation (or, if appropriate, of the parent corporation of the Company or such surviving corporation) as the Board of Directors deems equitable or, alternatively, to deliver such number of shares of such stock as have, as to each option respectively, a Fair Market Value as of the date of the Event equal to the Fair Market Value as of the date of the Event of the Common Stock covered by the option; or (ii) arrange to cancel such unexercised options in exchange for a cash payment per share equal to the amount (if any) by which the cash plus fair market value of the non-cash consideration to be received per share of Common Stock by the shareholders of the Company upon the occurrence of the Event exceeds the exercise price per share covered by such canceled option.

          The acceleration provisions discussed above are meant to encourage optionees to continue their employment at the Company during the uncertain period of negotiations or the hostile contest, as the case may be. Since the options will not be accelerated until the Change in Control actually takes place, or until the occurrence of an Event is imminent and the Board has voted to accelerate exercisability of the options, it will benefit the optionee to stay in his or her position at least until that time.

          The exercise rights granted under both Paragraphs 11 and 12 of the 1995 Plan are subject to adjustment if they would trigger "golden parachute" penalties under the Code. In general, Section 280G of the Code defines "Parachute Payment" to mean any payment (excluding payments to or from certain qualified plans and certain other payments) in the nature of compensation to an officer, shareholder, or highly compensated individual who performs personal services for the corporation, which payment is contingent upon a change in the control or ownership of the corporation, or upon a change in the ownership of a substantial portion of the corporation's assets, if the aggregate present value of such payments equals or exceeds three times the individual's "Base Amount" (defined as his or her average annual taxable compensation computed over the five-year period preceding the taxable year of the event causing the payment). An "Excess Parachute Payment," in turn, is the amount by which a Parachute Payment to any such individual exceeds that individual's Base Amount. Excess Parachute Payments are subject to a 20% excise tax, payable by the optionee, and the corporation may not deduct any Excess Parachute Payment. The 1995 Plan provides for an automatic reduction in Parachute Payments to the maximum level which will not trigger the "golden parachute" tax penalties. Any option or Limited Right subject to such a reduction will be treated as if it has not yet been exercised by the optionee and will remain outstanding subject to the terms of the 1995 Plan.

          The Limited Rights which the 1995 Plan authorizes the Compensation Committee to grant are stock appreciation rights that are activated only upon a Change in Control. A Limited Right allows an optionee, within 30 days after a Change in Control, to elect to receive cash equal to the difference between the Fair Market Value at the time of exercise and the option exercise price relating to the underlying option (minus any amount required for tax withholding) instead of exercising the option for the purchase of stock. A Limited Right can be granted at any time in relation to a NSSO, but as to ISOs, it must be granted, if at all, concurrently with the original grant of the option. A Limited Right may not be exercised within six months of its grant, and is terminated if the Compensation Committee declares an acceleration under Paragraph 12 of the 1995 Plan and the anticipated Event occurs. To date, the Committee has not granted any such Limited Rights, and does not presently intend to do so in the future.

          To exercise an option, an optionee may elect either to pay the full exercise price in cash or to deliver to the Company unencumbered shares of Common Stock having a Fair Market Value on the date of exercise equal to the purchase price of the Common Stock being purchased (commonly referred to as "pyramiding"), or to use a combination of cash and unencumbered shares. The net effect of tendering shares of Common Stock for payment of the option exercise price on more than one share, and simultaneously tendering each subsequently acquired block of shares until the entire option has been exercised, is similar to exercising a stock appreciation right for stock rather than cash. The simultaneous tendering of Common Stock acquired upon the exercise of an ISO is a disqualifying disposition which will result in the option being converted into a NSSO for tax purposes.

          Delivery of shares upon the exercise of a NSSO will be subject to any required withholding taxes relating to the income arising from the exercise of the option. The Committee may permit the optionee to elect, subject to certain conditions, to cover the required withholdings, in whole or in part, through a reduction of the number of shares delivered to the optionee upon exercise or through a subsequent return to the Company of shares delivered to the optionee.

          Options granted pursuant to the 1995 Plan are non-assignable and non-transferable except according to the laws of descent, and generally expire if not exercised within three months after termination of the optionee's employment with the Company, or within twelve months after termination due to the optionee's disability or death. In the event of the optionee's death or disability, an option becomes immediately exercisable in full. Each option will expire ten years (five years if the option is an ISO granted to a holder of more than 10% of the voting stock of the Company) after the date of its grant or such date prior thereto as may be fixed by the Committee on or before the date such option is granted.

          The Board of Directors may amend, suspend or discontinue the 1995 Plan, but it may not, without approval of the Company's shareholders, (a) change the class of employees eligible to receive options or Limited Rights; (b) except for Antidilutive Adjustments, increase the total number of shares of Common Stock of the Company which may be made subject to options granted under the 1995 Plan; (c) except for Antidilutive Adjustments, change the minimum purchase price for the exercise of an option; (d) increase the maximum period during which options or Limited Rights may be exercised; (e) extend the term of the 1995 Plan beyond March 31, 2005; or (f) permit the granting of options to employees who are then members of the Committee. No amendment to the 1995 Plan can, without the consent of the holder of the option, alter or impair any options previously granted under the 1995 Plan.

          Similarly, the Committee has reserved the discretion to modify or terminate the annual grant program currently in effect at any time without further action by the shareholders or directors of the Company and without liability or obligation to any participant then eligible to receive option grants in the future under the program, but such modification or termination will not affect any option granted prior to such modification or termination.

NEW PLAN BENEFITS

          The following table sets forth, as to each executive officer or former executive officer named in the Summary Compensation Table, as to all current executive officers as a group, as to all current directors who are not executive officers as a group, and as to all employees, including all current officers who are not executive officers, as a group, certain information with respect to stock options which have been granted under the Company's 1985 and 1988 Stock Option Plans in fiscal 1995, and which are proposed to be granted in such fiscal year under the 1995 Plan in accordance with the Company's annual grant program. All of such options granted have, and all options to be granted are expected to have, an exercise price equal to Fair Market Value on the date of grant as determined under the Company's 1985 and 1988 Stock Option Plans and under the 1995 Plan.

                            1995 STOCK OPTION GRANTS

                                                        NUMBER OF COMMON SHARES
NAME OR GROUP                                              UNDERLYING OPTIONS
-------------                                           -----------------------

Roe H. Hatlen                                                        15,000 (1)

Rick H. White                                                        40,000 (2)

Clark C. Grant                                                       25,000 (2)

Jean C. Rostollan                                                    30,000 (2)

Craig V. Abraham                                                      5,000 (1)

All current executive officers
 as a group (6 persons)                                             120,000 (3)

All current directors who are
 not executive officers as                                                0
 a group

All employees, including
 all current officers who are
 not executive officers, as a                                       318,300 (5)
 group (15,915 persons) (4)

____________________________________

(1) NSSOs proposed to be granted under the Company's 1985 or 1988 Stock Option Plans, or the 1995 Plan upon shareholder approval of such plan, in accordance with the Company's annual grant program. The exercise price of all such options is expected to be the Fair Market Value on the date of grant, and all such options are expected to expire ten years after the date of grant.

(2) NSSOs granted under the Company's 1985 Stock Option Plan upon promotion of each such officer to the level of executive vice president of the Company. The exercise price of all such options is $10.75 per share, and all such options expire on February 19, 2005.

(3) Includes, in addition to the grants to individual executive officers specified in the above table, 5,000 ISOs proposed to be granted to an executive officer under the Company's 1985 or 1988 Stock Option Plans, or the 1995 Plan upon shareholder approval of such plan, in accordance with the Company's annual grant program. Such options are expected to have an exercise equal to the Fair Market Value on the date of grant, and are expected to expire ten years after the date of grant.

(4) Of this number, approximately 14,750 are hourly restaurant employees who are not eligible to receive grants under the Company's stock option plans.

(5) Comprised of 161,800 ISOs having an exercise price of $10.75 per share which were granted under the Company's 1988 Stock Option Plan in February 1995, and an aggregate of 156,500 ISOs which are currently scheduled to be granted under the Company's 1985 or 1988 Stock Option Plans, and the 1995 Plan upon shareholder approval of such plan, in the remainder of the Company's 1995 fiscal year. All options granted and proposed to be granted were or are expected to be granted in accordance with the Company's annual grant program, and will expire or are expected to expire ten years after the date of grant. A number of additional options, which number is not presently determinable, will likely be granted in connection with promotions and hiring of additional employees.

TAX EFFECTS

          If an option is an ISO, the optionee will not recognize taxable income until the shares acquired upon exercise of the option are sold (assuming the optionee holds onto the option shares long enough to satisfy all holding period requirements); however, the difference between the Fair Market Value at the time of exercise and the option exercise price will be included in the optionee's alternative minimum taxable income. The Company will not receive a tax deduction for shares issued upon exercise of an ISO. However, the Company does receive a deduction for ISO shares which are disposed of without complying with holding period requirements. These shares are treated as NSSO shares for tax purposes.

          In contrast, upon exercise of a NSSO, the optionee will recognize ordinary income equal to the difference between Fair Market Value at the time of exercise and the option exercise price. The Company is generally entitled to a deduction in connection with the exercise of an NSSO equal to the amount taxable to the optionee, at the time the optionee must recognize such amount as taxable income.

OTHER INFORMATION

          The Company intends to take such actions as may be required to register and maintain the registration of the additional Common Stock reserved for purposes of the 1995 Plan under the Securities Act of 1933, as amended, and any applicable state securities laws.

VOTE REQUIRED

          The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company present in person or by proxy and entitled to vote at the annual meeting is required for the approval of the 1995 Plan. For this purpose, a shareholder (including a broker) who does not give a proxy authority to vote shall not be considered present and entitled to vote on the 1995 Plan, while a shareholder voting through a proxy who abstains with respect to the 1995 Plan shall be considered present and entitled to vote and is in effect a negative vote. If a shareholder does not otherwise direct, the shares represented by the proxy solicited hereby will be voted in favor of approval of the 1995 Plan.

          THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE FOR THE APPROVAL OF THE BUFFETS, INC. 1995 STOCK OPTION PLAN DESCRIBED ABOVE.

                         ITEM 3:  SELECTION OF AUDITORS

          The Board of Directors has appointed Deloitte & Touche LLP as independent auditors of the Company for the year ending January 3, 1996, it being intended that such appointment would be presented for ratification by the shareholders. Deloitte & Touche LLP has audited the financial statements of the Company for the fiscal year ended December 28, 1994. Deloitte & Touche LLP will have representatives at the meeting who will have an opportunity to make a statement and will be available to respond to appropriate questions.

          In the event the shareholders do not ratify the appointment of Deloitte & Touche LLP, the selection of other independent auditors will be considered by the Board of Directors.

          THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

    SHAREHOLDER PROPOSALS AND OTHER MATTERS

          All shareholder proposals to be presented at the next annual meeting of the Company and to be included in the Company's proxy statement and form of proxy must be received by the Company no later than December 2, 1995. The Company suggests that all such proposals be sent to the Company by certified mail return receipt requested.

          Please mark, sign, date and return promptly the enclosed proxy provided. The signing of a proxy will not prevent you from attending the meeting in person.



                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ Diane M. Hasbargen

                                            Diane M. Hasbargen, Secretary

Dated:  March 28, 1995.

                                                                       EXHIBIT A


                                  BUFFETS, INC.
                             1995 STOCK OPTION PLAN


          1. PURPOSE OF PLAN. The purpose of this Buffets, Inc. 1995 Stock Option Plan (the "Plan"), is to promote the interests of Buffets, Inc., a Minnesota corporation (the "Company"), and its shareholders by providing key employees of the Company and its subsidiaries, if any, with an opportunity to acquire a proprietary interest in the Company and thereby develop a stronger incentive to put forth maximum effort for the continued success and growth of the Company and its subsidiaries. In addition, the opportunity to acquire a proprietary interest in the Company will aid in attracting and retaining key personnel of outstanding ability.

          2. ADMINISTRATION OF PLAN. This Plan shall be administered by a committee of three or more persons (the "Committee") appointed by the Company's Board of Directors (the "Board"). No person shall serve as a member of the Committee unless such person shall be a "disinterested person" as that term is defined in Rule 16b-3(c)(2)(i), promulgated under the Securities Exchange Act of 1934, as amended, or any successor statute or regulation comprehending the same subject matter (the "Exchange Act"). A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and the acts of a majority of the members present at any meeting at which a quorum is present or the acts unanimously approved in writing by all members of the Committee shall be the acts of the Committee. Subject to the provisions of this Plan, the Committee may from time to time adopt such rules for the administration of this Plan as it deems appropriate. The decision of the Committee on any matter affecting this Plan or the rights and obligations arising under this Plan or any option granted hereunder or any related Limited Right, as defined in paragraph 13, shall be final, conclusive and binding upon all persons, including without limitation the Company, shareholders, employees and optionees. To the full extent permitted by law, no member of the Committee shall be liable for any action or determination taken or made in good faith with respect to this Plan or any option or Limited Right granted hereunder.

          It is intended that this Plan and all options granted pursuant to it shall be administered by the Committee so as to permit this Plan and options to comply with Rule 16b-3, promulgated under the Exchange Act
("Rule 16b-3"). If any provision of this Plan or of any option would otherwise frustrate or conflict with the intent expressed in this paragraph 2, that provision, to the extent possible, shall be interpreted and deemed amended in the manner and to the extent determined by the Committee to be advisable so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, the provision shall be deemed void as applicable to employees receiving options who are then subject to the reporting requirements of Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.

          3. SHARES SUBJECT TO PLAN. The shares that may be made subject to options granted under this Plan shall be authorized but previously unissued shares of Common Stock (the "Common Shares") of the Company, of the par value of $.01 per share, and they shall not exceed 1,000,000 in the aggregate, except that, if any option lapses or terminates for any reason before such option or the related Limited Rights, if any, have been completely exercised, the shares covered by the unexercised portion of such option may again be made subject to options and Limited Rights granted under this Plan. Appropriate adjustments in the number of shares and in the option price per share may be made by the Committee in its sole discretion to give effect to adjustments made in the number of outstanding Common Shares of the Company through a merger, consolidation, recapitalization, reclassification, combination, stock dividend, stock split or other relevant change, provided that fractional shares shall be rounded to the nearest whole share.

          4. ELIGIBLE EMPLOYEES. Options may be granted under this Plan to any key employee of the Company or any subsidiary thereof, including any such employee who is also an officer or director of the Company or any subsidiary thereof, who is not, on the date of grant, a member of the Committee.

          5. GRANTING OF OPTIONS. Subject to the terms and conditions of this Plan, the Committee may, from time to time on or before March 31, 2005, grant to such eligible employees as the Committee may determine options to purchase such number of Common Shares of the Company on such terms and conditions as the Committee may determine. No eligible employee may receive options to purchase more than 100,000 Common Shares in the aggregate in any single year under this Plan.

          In determining the employees to whom options shall be granted and the number of Common Shares to be covered by each option, the Committee may take into account the nature of the services rendered by the respective employees, their present and potential contributions to the success of the Company, and such other factors as the Committee in its sole discretion shall deem relevant. The date and time of approval by the Committee of the granting of an option shall be considered the date and the time of the grant of such option. The Committee in its sole discretion may designate whether an option is to be considered an "incentive stock option" (as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended, or any amendment thereto (the "Code")) or a nonstatutory stock option (an option granted under this Plan that is not intended to be an "incentive stock option"). The Committee may grant both incentive stock options and nonstatutory stock options to the same individual. However, where both an incentive stock option and a nonstatutory stock option are awarded at one time, such options shall be deemed to have been awarded in separate grants, shall be clearly identified, and in no event shall the exercise of one such option affect the right to exercise the other such option.

          6. OPTION PRICE. Subject to paragraph 8 of the Plan, the purchase price of each Common Share subject to an option shall be fixed by the Committee and shall be not less than 85% of the Fair Market Value (as defined below) of a Common Share on the date of grant.

          For purposes of this Plan, the "Fair Market Value" of any share of capital stock of any company (including a Common Share of the Company) at a specified date shall, unless otherwise expressly provided in this Plan, mean the closing price of such share on the date immediately preceding such date or, if no sale of shares of such Capital Stock shall have occurred on that date, on the next preceding day on which a sale of such shares occurred, on the composite tape for New York Stock Exchange listed shares or, if such shares are not quoted on the composite tape for New York Stock Exchange listed shares, on the principal United States Securities Exchange registered under the Securities Exchange Act of 1934, as amended, on which the shares are listed, or, if such shares are not listed on any such exchange, on The Nasdaq Stock Market or, if such shares are not quoted on The Nasdaq Stock Market, the mean between the closing "bid" and the closing "asked" quotation of such a share on the date immediately preceding the date as of which such Fair Market Value is being determined, or, if no closing bid or asked quotation is made on that date, on the next preceding day on which a quotation is made, on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, provided that if the shares in question are not quoted on any such system, Fair Market Value shall be what the Committee determines in good faith to be 100% of the fair market value of such a share as of the date in question. Notwithstanding anything stated in this paragraph, if the applicable securities exchange or system has closed for the day by the time the determination is being made, all references in this paragraph to the date immediately preceding the date in question shall be deemed to be references to the date in question.

          7.   OPTION PERIOD.

          (a) No option may be exercised less than twelve months after the date it is granted except upon the occurrence of the disability of the holder of the option while employed by the Company or a parent or subsidiary thereof, or the death of the holder while so employed or within three (3) months after the termination of such employment, or upon a Change in Control as defined in paragraph 11(b) of this Plan, or pursuant to paragraph 12(b) of this Plan. In addition, no option may be exercised prior to such time, if any, as the shareholders of the Company shall have approved this Plan at a duly held shareholders' meeting of the Company and a registration statement covering the Common Shares for which the option may be exercised shall have become effective under the Federal Securities Act of 1933, as amended ("Shareholder Approval and Registration"). Subject to the foregoing limitations, each option agreement provided for in paragraph 17 hereof shall specify when the option shall become exercisable.

          (b) Subject to paragraph 8 of this Plan, each option granted under this Plan and all rights to purchase shares thereunder shall cease on the earliest of:

               (i) Ten years after the date such option is granted or on such date prior thereto as may be fixed by the Committee on or before the date such option is granted;

               (ii) The expiration of the period after the termination of the optionee's employment within which the option is exercisable as specified in paragraph 10(b) or 10(c), whichever is applicable;

               (iii) December 31, 1995, in the event that the shareholders of the Company shall not have approved this Plan prior to that date at a duly held shareholders' meeting; or

               (iv) The date, if any, fixed for cancellation pursuant to paragraph 12(b) of this Plan.

In no event shall any option be exercisable at any time after its original expiration date. When an option is no longer exercisable, it shall be deemed to have lapsed or terminated and will no longer be outstanding.


          8. INCENTIVE STOCK OPTIONS. Should the Committee choose to grant an incentive stock option, such option will be subject to the general provisions applicable to all options granted under this Plan. In addition, the incentive stock option shall be subject to the following specific provisions:

          (a) The purchase price of each Common Share covered by the incentive stock option shall not be less than 100% of the Fair Market Value of a Common Share on the date of grant;

          (b) At the time the incentive stock option is granted, if the eligible employee owns, or is deemed under Section 424(d) of the Code to own, stock of the Company (or of any parent or subsidiary of the Company) possessing more than ten percent (10%) of the total combined voting power of all classes of stock therein:

               (i) The purchase price of each Common Share covered by the incentive stock option shall not be less than 110% of the Fair Market Value of a Common Share on the date of grant; and

               (ii) The term of the incentive stock option shall not be greater than five years from the date of grant;

          (c) The incentive stock option holder must remain continuously employed by the Company, its parent or any subsidiary of the Company from the date of the grant until the effective date of exercise, unless such exercise occurs within the grace period, if any, allowed under paragraph 10 following termination of employment;

          (d) The aggregate Fair Market Value, determined at the time the option is granted, of the Common Shares with respect to which incentive stock options held by such individual first become exercisable in any calendar year (under this Plan and all other incentive stock option plans of the option holder's employer corporation, and its parent corporations and subsidiaries) shall not exceed $100,000; and

          (e) Any Common Shares received pursuant to the exercise of an incentive stock option may not be sold within two years from the date of the grant, nor within one year from the date of exercise.

          If any option is not granted, exercised, or held in accordance with the provisions set forth above in this paragraph 8, it will be considered to be a nonstatutory stock option to the extent that it is in conflict with these provisions.

          9. MANNER OF EXERCISING OPTIONS. A person entitled to exercise an option may, subject to its terms and conditions and the terms and conditions of this Plan, exercise it in whole at any time, or in part from time to time, by delivery to the Company at its principal executive office, to the attention of its Treasurer, of written notice of exercise, specifying the number of shares with respect to which the option is being exercised, accompanied by payment in full of the purchase price of the shares to be purchased at the time. The purchase price of each share on the exercise of any option shall be paid in full in cash (including check, bank draft or money order) at the time of exercise or, at the discretion of the holder of the option, by delivery to the Company of unencumbered Common Shares having an aggregate Fair Market Value on the date of exercise equal to the purchase price, or by a combination of cash and such unencumbered Common Shares. No shares shall be issued until full payment therefor has been made, and the granting of an option to an individual shall give such individual no rights as a shareholder except as to shares issued to such individual.


          10.  TRANSFERABILITY AND TERMINATION OF OPTIONS.

          (a) During the lifetime of an individual to whom an option is granted, only such individual or his or her guardian or legal representative may exercise the option. No option shall be assignable or transferable by the individual to whom it is granted otherwise than by will or the laws of descent and distribution.

          (b) During the lifetime of an optionee, an option may be exercised only while the optionee is an employee of the Company or of a parent or subsidiary thereof, and only if such individual has been continuously so employed since the date the option was granted, except that, (i) as to any individual who has been continuously employed by the Company (or a parent or subsidiary thereof) for at least twelve full calendar months following the grant of the option, such individual may exercise the option within three (3) months after termination of such individual's employment to the extent that the option was exercisable immediately prior to such individual's termination of employment, (ii) in the case of an employee who is disabled (within the meaning of Section 22(e)(3) of the Code) while employed, such individual or his or her legal representative may exercise the option within one year after termination of such individual's employment, (iii) as to any individual whose termination of employment occurs following a Change of Control as defined in paragraph 11(b) of this Plan, such individual may exercise the option within three (3) months after termination, and (iv) as to any individual whose termination occurs following a declaration pursuant to paragraph 12(b) of this Plan, such individual may exercise the option at any time permitted by such declaration.

          (c) An option may be exercised after the death of the individual to whom it was granted, by such individual's legal representatives, heirs or legatees, but only within one year after the death of such individual.

          (d) In the event of the disability (within the meaning of Section 22(e)(3) of the Code) or death of an employee holding an outstanding option, any option held by such individual or his or her legal representative that was not previously exercisable shall become immediately exercisable in full if Shareholder Approval and Registration have been completed, and the disabled or deceased individual shall have been continuously employed by the Company or a parent or subsidiary thereof between the date such option was granted and the date of such disability, or, in the event of death, a date not more than three
(3) months prior to such death. If Shareholder Approval and Registration are completed after such date of death or disability but prior to the expiration of the option under paragraph 7(b), the option shall become immediately exercisable in full upon such completion of Shareholder Approval and Registration.

          11.  CHANGE IN CONTROL.

          (a) Subject to paragraph 11(c), but anything else to the contrary in this Plan notwithstanding, in the event of a "Change in Control" of the Company, as defined in paragraph 11(b), an option held by a person under this Plan that shall not have expired shall become immediately exercisable in full, provided Shareholder Approval and Registration shall have been completed prior to exercise of the option.

          (b)  A "Change in Control", for purposes of this Plan, means:

               (i) A majority of the directors of the Company shall be persons other than persons:

                    (A) for whose election proxies shall have been solicited by the Board of Directors of the Company, or

                    (B) who are then serving as directors appointed by the Board of Directors to fill vacancies on the Board of Directors caused by death or resignation (but not by removal) or to fill newly-created directorships;

               (ii) 30% or more of the outstanding voting stock of the Company shall have been acquired or beneficially owned (as defined in Rule 13d-3 under the Exchange Act) by any person (other than the Company, a subsidiary of the Company or the person holding the option) or group of persons (which group does not include the person holding the option) acting in concert; or

              (iii) The shareholders of the Company shall have approved a definitive agreement or plan to

                    (A) merge or consolidate the Company with or into another corporation (other than (1) a merger or consolidation with a subsidiary of the Company or (2) a merger in which the Company is the surviving corporation and either (a) no outstanding voting stock of the Company (other than fractional shares) held by shareholders immediately prior to the merger is converted into cash, securities, or other property or (b) all holders of outstanding voting stock of the Company (other than fractional shares) immediately prior to the merger have substantially the same proportionate ownership of the voting stock of the Company or of its parent corporation immediately after the merger);

                    (B) exchange, pursuant to a statutory exchange of shares of voting stock of the Company held by shareholders of the Company immediately prior to the exchange, shares of one or more classes or series of voting stock of the Company for cash, securities or other property;

                    (C) sell or otherwise dispose of all or substantially all of the assets of the Company (in one transaction or a series of transactions); or

                    (D) liquidate or dissolve the Company;

          PROVIDED, HOWEVER, that if the transaction contemplated by such definitive agreement or plan approved by the shareholders of the Company is not actually consummated, a Change in Control shall retroactively be deemed not to have occurred and the acceleration of the exercise dates of options pursuant to paragraph 11(a) shall be deemed null and void;

unless a majority of the voting stock (or the voting equity interest) of the surviving corporation or of any corporation (or other entity) acquiring all or substantially all of the assets of the Company (in the case of a merger, consolidation or disposition of assets) or the Company or its parent corporation (in the case of a statutory share exchange) is beneficially owned by the person holding the option or a group of persons that includes the person holding the option acting in concert.

          (c) Notwithstanding paragraph 11(a) above, if the exercise of any option or Limited Right (as defined in paragraph 13) granted to an employee under this Plan, either alone or together with other payments in the nature of compensation to such employee which are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company or otherwise, would result in any portion thereof being subject to an excise tax imposed under Section 4999 (or successor provisions) of the Code or would not be deductible in whole or in part by the Company, an affiliate of the Company (as defined in Section 1504 (or successor provisions) of the Code), or other person making such payments as a result of
Section 280G (or successor provisions) of the Code, such option, Limited Right and/or such other benefits and payments shall be reduced (but not below zero) to the largest aggregate amount that will result in no portion thereof being subject to an excise tax or being not deductible. For such purposes:

                    (i) No portion of payments the receipt or enjoyment of which an employee shall have effectively waived in writing prior to the date of issuance of stock or distribution of a payment hereunder shall be taken into account;

                   (ii) No portion of such option, Limited Right, benefits and other payments shall be taken into account which, in the opinion of tax counsel selected by the Company's independent auditors and acceptable to the employee, does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) (or successor provisions) of the Code;

                  (iii) Such options, Limited Rights, benefits and other
               payments shall be reduced only to the extent necessary so that the total of such payments (other than those referred to in clause (i) or (ii)) in their entirety constitute reasonable compensation for services rendered within the meaning of Section 280G(b)(4) (or successor provisions) of the Code, in the opinion of the tax counsel referred to in clause (ii); and

                   (iv) The value of any non-cash benefit or any deferred payment or benefit included in such payment shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) (or successor provisions) of the Code.

Any option or Limited Right not exercised or paid as a result of this paragraph 11(c), or reduced to zero as a result of the limitations imposed hereby, shall remain outstanding in full force and effect subject to the other terms and provisions of this Plan.

           12. DISSOLUTION, LIQUIDATION, MERGER. In the event of the proposed dissolution or liquidation of the Company or in the event of a proposed sale of substantially all of the assets of the Company or in the event of a proposed merger or consolidation of the Company with or into any other corporation, regardless of whether the Company is the surviving corporation, or a statutory share exchange involving capital stock of the Company (such dissolution, liquidation, sale, merger, consolidation or exchange being herein called an "Event"), the Committee may, but shall not be obligated to:

          (a) If the Event is a merger or consolidation or statutory share exchange, make appropriate provision for the protection of the outstanding options granted under this Plan by the substitution, in lieu of such options, of options to purchase appropriate voting common stock (the "Survivor's Stock") of the corporation surviving any merger or consolidation or, if appropriate, the parent corporation of the Company or such surviving corporation, or, alternatively, by the delivery of a number of shares of the Survivor's Stock which has a Fair Market Value as of the effective date of the Event equal to the Fair Market Value as of such effective date of the Common Shares covered by the option, or

          (b) At least ten (10) days prior to the actual effective date of an Event, declare, and provide written notice to each optionee of the declaration, that each outstanding option, whether or not then exercisable, shall be canceled at the time of, or immediately prior to the occurrence of, the Event (unless it shall have been exercised prior to the occurrence of the Event) in exchange for payment to each option holder, within ten days after the Event, of cash equal to the amount (if any), for each share covered by the canceled option, by which the Event Proceeds per Common Share (as hereinafter defined) exceeds the exercise price per Common Share covered by such option, provided that no such declaration shall be made unless Shareholder Approval and Registration shall have been completed. At the time of the declaration provided for in the immediately preceding sentence, except as otherwise set forth in paragraph 11(c), each option shall immediately become exercisable in full and each person holding an option shall have the right, during the period preceding the time of cancellation of the option, to exercise his or her option as to all or any part of the shares covered thereby. In the event of a declaration pursuant to this paragraph 12(b), each outstanding option granted pursuant to this Plan that shall not have been exercised prior to the Event shall be canceled at the time of, or immediately prior to, the Event, as provided in the declaration, and this Plan shall terminate at the time of such cancellation, subject to the payment obligations of the Company provided in this paragraph 12(b) or paragraph 13. For purposes of this paragraph, "Event Proceeds" per share shall mean the cash plus the fair market value, as determined in good faith by the Committee, of the non-cash consideration to be received per Common Share by the shareholders of the Company upon the occurrence of the Event.

          13. LIMITED RIGHTS. The Committee may, in its discretion, in the circumstances set forth below, grant limited stock appreciation rights ("Limited Rights") as hereafter provided in this paragraph 13 to the holder of any option granted hereunder (the "Related Option") with respect to all or any portion of the shares covered by the Related Option. Each Limited Right shall relate to a specific Related Option and may be granted at any time either concurrently with the grant of the Related Option or (with respect to nonstatutory stock options only) at any time the Related Option is outstanding.

          Limited Rights are rights to receive cash equal to the amount (if any) by which the Fair Market Value on the exercise date of the Common Shares covered by the Related Option exceeds the exercise price of the Related Option, which rights shall be exercisable in lieu of exercising the Related Option (but only if and to the extent that the Related Option is exercisable) at any time within the thirty day period after any Change in Control, as defined in paragraph 11(b) of this Plan, regardless of whether the person holding the Limited Right is an employee on the date of exercise, so long as the optionee was an employee immediately preceding the Change in Control.

          Notwithstanding the provisions of the immediately preceding paragraph, no Limited Rights shall be exercised within a period of six months after the date of grant of the Limited Rights and no Limited Rights shall be exercised if the Committee shall previously have made the declaration provided for in paragraph 12(b) and the Event resulting in the cancellation of all options pursuant to paragraph 12(b) shall have occurred.

          If Limited Rights are exercised, the Related Option shall no longer be exercisable to the extent of the number of shares with respect to which the Limited Rights were exercised. Upon the exercise or termination of a Related Option, Limited Rights granted with respect thereto shall terminate to the extent of the number of shares as to which the Related Option was exercised or terminated.

          A person entitled to exercise a Limited Right may, subject to its terms and conditions and the terms and conditions of this Plan, exercise such Limited Right in whole or in part by delivery to the Company at its principal executive office, to the attention of its Secretary, of written notice of an election to exercise such Limited Right specifying the number of shares purchasable under the Related Option with respect to which the Limited Right is being exercised. The date the Company receives the notice is the exercise date. Upon exercise of Limited Rights, the holder shall promptly be paid an amount in cash for each share with respect to which the Limited Rights are exercised equal to the amount (if any) by which the Fair Market Value on the exercise date per Common Share covered by the Related Option exceeds the option exercise price per Common Share covered by the Related Option; provided that the Company may withhold from any cash payment due upon exercise of a Limited Right a cash amount sufficient to cover any required withholding taxes.

          A Limited Right may not be assigned and shall be transferable only if and to the extent that the Related Option is transferable.

          14. TAX WITHHOLDING. Delivery of Common Shares upon exercise of a nonstatutory stock option shall be subject to any required withholding taxes. A person exercising such an option may, as a condition precedent to receiving the Common Shares, be required to pay the Company a cash amount equal to the amount of any required withholdings. In lieu of all or any part of such a cash payment, the Committee may, but shall not be required to, permit the individual to elect to cover all or any part of the required withholdings, and to cover any additional withholdings up to the amount needed to cover the individual's full FICA and federal, state and local income tax with respect to income arising from the exercise of the option, through a reduction of the number of Common Shares delivered to the person exercising the option or through a subsequent return to the Company of shares delivered to the person exercising the option. Unless the Committee otherwise permits, such elections are subject to the following limitations if, and to the extent, such limitations are necessary to comply with Rule 16b-3 or any successor provision:

          (a) TIME OF ELECTION. Any such election and the related exercise by an individual who is subject to the reporting requirements of Section 16 of the Exchange Act (a "Section 16 Individual") may be made only during certain specified time periods, as follows:

               (i) The election and the related exercise may be made during the period beginning on the third business day following the date of public release of the Company's quarterly or annual financial statements and ending on the twelfth business day following such date of public release; or

               (ii) The election may be made at least six months prior to the date as of which the amount of tax to be withheld is determined;

PROVIDED, HOWEVER, an election by such a person pursuant to clause (i) or (ii) may not be made within six months of the date of grant of the option being exercised unless death or disability of the individual to whom the option was granted occurs during said six month period. Notwithstanding the foregoing, a Section 16 Individual who tenders previously owned Shares to the Company in payment of the purchase price of Shares in connection with
                               A-8
exercise of an Option may also tender previously owned Shares to the Company in satisfaction of any tax withholding obligations in connection with such Option exercise without regard to the time periods set forth above. The foregoing restrictions do not apply to any person who is not subject to the reporting requirements of Section 16 of the Exchange Act.

          (b) COMMITTEE APPROVAL; REVOCATION. The Committee's approval of such an election by a Section 16 Individual, if given, may be granted in advance, but is subject to revocation by the Committee at any time. Once such an election is made by a Section 16 Individual, he or she may not revoke it.

          15. TERMINATION OF EMPLOYMENT. Neither the transfer of employment of an individual to whom an option is granted between any combination of the Company, a parent corporation and a subsidiary thereof, nor a leave of absence granted to such individual and approved by the Committee, shall be deemed a termination of employment for purposes of this Plan. The terms "parent" or "parent corporation" and "subsidiary" as used in this Plan shall have the meaning ascribed to "parent corporation" and "subsidiary corporation," respectively, in Sections 424(e) and (f) (or successor provisions) of the Code.

          16. OTHER TERMS AND CONDITIONS. The Committee shall have the power, subject to the limitations contained herein, to fix any other terms and conditions for the grant or exercise of any option under this Plan. Nothing contained in this Plan, or in any option granted pursuant to this Plan, shall confer upon a person holding an option any right to continued employment by the Company or any parent or subsidiary of the Company or limit in any way the right of the Company or any such parent or subsidiary to terminate an employee's employment at any time.

          17. OPTION AGREEMENTS. All options granted under this Plan shall be evidenced by a written agreement in such form or forms as the Committee may from time to time determine, which agreement shall, among other things, designate whether the options being granted thereunder are nonstatutory stock options or incentive stock options under Section 422 (or successor provisions) of the Code. All Limited Rights shall be evidenced in the written option agreements or in written addenda thereto delivered to the grantees thereof promptly after any grant of Limited Rights by the Committee.

          18. AMENDMENT AND DISCONTINUANCE OF PLAN. The Board may at any time amend, suspend or discontinue this Plan; PROVIDED, HOWEVER, that no amendment by the Board shall, without further approval of the shareholders of the Company,
(a) change the class of employees eligible to receive options or Limited Rights;
(b) except as provided in paragraph 3 hereof, increase the total number of Common Shares of the Company which may be made subject to options granted under this Plan; (c) except as provided in paragraph 3 hereof, change the minimum purchase price for the exercise of an option; (d) increase the maximum period during which options or Limited Rights may be exercised; (e) extend the term of this Plan beyond March 31, 2005; or (f) permit the granting of options to employees who are then members of the Committee. No amendment to this Plan shall, without the consent of the holder of the option, alter or impair any options previously granted under this Plan.

          19. EFFECTIVE DATE. This Plan shall be effective upon approval thereof by the Board.

                              [Front of proxy card]

                                  BUFFETS, INC.
                 PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

     The undersigned hereby appoints Clark C. Grant and Diane M. Hasbargen, and each of them, with full power of substitution, as proxies to vote on behalf of the undersigned all shares which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Old Country Buffet restaurant, 7433 Currell Boulevard, Woodbury, Minnesota at 9:00 a.m. on Tuesday, May 9, 1995, and at any adjournments thereof, with all powers the undersigned would possess if personally present, upon the matters set forth in the Notice of Annual Meeting and Proxy Statement, as directed on the reverse side hereof.

     Any proxy heretofore given by the undersigned with respect to such shares is hereby revoked. Receipt of the Notice of Annual Meeting and Proxy Statement is hereby acknowledged.

               (To be Completed, Signed and Dated on Reverse Side)

                             [Reverse of proxy card]


 /X/  Please mark your votes as in this example.


Nominees:      Roe H. Hatlen
               Raymond A. Lipkin
               Alan S. McDowell
               Keith H. Erickson
               D. Michael Winton


1.   Election of Directors         FOR       WITHHOLD
                                   / /          / /


(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name below)



___________________________________________________


2.   Approving the proposed Buffets,    FOR  AGAINST   ABSTAIN
     Inc. 1995 Stock Option Plan.       / /    / /       / /

3.   Approving Deloitte & Touche        FOR  AGAINST   ABSTAIN
     LLP as independent auditors        / /    / /       / /
     for the current fiscal year.


4. Transaction of such other business as may properly come before the meeting and any adjournments thereof.


NOTE: THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

_____________________________________     _________
SIGNATURE                                 DATE



_____________________________________     _________
SIGNATURE (SIGNATURE IF HELD JOINTLY)     DATE

NOTE:     Please mark, date and sign exactly as name appears hereon, including designation as executor, trustee, etc. if applicable. A corporation must sign in its name by the President or other authorized officer. All co-owners must sign. PLEASE RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.